Exhibit 99.1
FOR IMMEDIATE RELEASE	Contacts:	Patrick H. Hawkins
May 28, 2014		Chief Executive Officer
Hawkins, Inc.		612/617-8524
2381 Rosegate		Patrick.Hawkins@HawkinsInc.com
Roseville, MN 55113
Kathleen P. Pepski
Chief Financial Officer
612/617-8571
Kathleen.Pepski@HawkinsInc.com

HAWKINS, INC. REPORTS
FOURTH QUARTER, FISCAL 2014 RESULTS

Minneapolis, MN, May 28, 2014 – Hawkins, Inc. (Nasdaq: HWKN) today announced fourth quarter and full-year results for its fiscal year ended March 30, 2014. Sales of $348.3 million for fiscal 2014 represented a decrease of 0.6% from $350.4 million for the prior fiscal year. Net income from continuing operations was $18.1 million for the year, or $1.71 per share, fully diluted, compared to adjusted net income from continuing operations of $23.6 million, or $2.24 per share, fully diluted, for fiscal 2013. Adjusted net income from continuing operations for fiscal 2013 excludes nonrecurring pretax charges totaling $10.4 million (approximately $6.5 million after tax, or $0.62 per share, fully diluted), consisting of a pension withdrawal charge as well as a litigation settlement charge. Including these items, net income from continuing operations for fiscal 2013 was $17.1 million, or $1.62 per share, fully diluted (see reconciliation table).

For the fourth quarter of fiscal 2014, the Company reported sales of $85.2 million as compared to $87.6 million for the same period a year ago. Net income from continuing operations for the fourth quarter of fiscal 2014 was $4.3 million, or $0.40 per share, fully diluted, compared to net income from continuing operations of $4.2 million, or $0.39 per share, fully diluted, for the same period in fiscal 2013.

“The difficult weather this last quarter demonstrated the value of the investments in infrastructure and storage we have made over the years.  The extreme and prolonged winter led to disruptions in rail transportation and deliveries to our facilities but, despite these logistical challenges, we were able to meet all of our customer requirements due to the focused and diligent efforts of our employees and the bulk storage infrastructure we have in place,” said Patrick Hawkins, Chief Executive Officer and President. “While these investments have an impact on our earnings, we believe they are necessary to position the Company for future growth.”

Mr. Hawkins continued, “Our Water Treatment segment has continued to deliver steady growth through its specialty products and geographic expansion.  We have invested in this business by adding staff and branch locations to expand our market share and those investments are paying off.  We believe that our high-service business model coupled with our broad product offering allows us to successfully support our existing customers and gives us a competitive advantage to gain new business.”

For fiscal 2014, Industrial segment sales were $244.9 million, a decrease of 1.5% from fiscal 2013 sales of $248.6 million. Overall volumes increased slightly year-over-year, with the increase driven by higher volumes of bulk commodity products sold, which generally carry lower per-unit selling prices and margins. In addition, competitive pricing pressures resulted in lower overall per-unit selling prices. Water Treatment segment sales were $103.4 million for the year, an increase of 1.5% over last year’s sales of $101.8 million. Sales volumes in this segment were largely unchanged as compared to the prior year. Sales growth in our newer branches, including the Oklahoma branch we acquired in connection with an acquisition, together with increased sales of certain specialty chemical products and equipment, more than offset the negative impact of unfavorable weather conditions during the majority of the spring and summer months and reduced sales volumes of bulk commodity products.
Company-wide gross profit for fiscal 2014 was $61.6 million, or 17.7% of sales, compared to $56.9 million, or 16.2% of sales, for the same period of the prior year. In fiscal 2013, gross profit was adversely impacted by the nonrecurring charges totaling $10.4 million, which charges together constituted 3.0% of sales for the fiscal year. The LIFO method of valuing inventory increased gross profit by $1.9 million for fiscal 2014 and $0.4 million for fiscal 2013, primarily due to lower levels of inventory of many of our products at year-end.

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HAWKINS, INC. REPORTS
FISCAL 2014 RESULTS
May 28, 2014
Page Two.

Gross profit for the Industrial segment was $32.0 million, or 13.1% of sales, for the year, as compared to $28.9 million, or 11.6% of sales, for the prior year. The prior year’s gross profit for this segment was negatively impacted by a $7.2 million pension withdrawal charge and a $3.2 million litigation settlement charge, which charges together constituted 4.2% of Industrial segment sales for the fiscal year. Gross profit for fiscal 2014 was adversely impacted by $1.7 million in incremental costs to operate our new Rosemount manufacturing facility as compared to fiscal 2013, and a $0.4 million year-over-year difference in costs incurred to exit the leased facility used to serve our bulk pharmaceutical customers. Despite slightly higher overall sales volumes, gross profit was also negatively impacted by competitive pricing pressures and higher volumes of lower margin products sold as compared to the prior year. The LIFO method of valuing inventory increased gross profit by $1.6 million in fiscal 2014 and increased gross profit by $0.4 million in fiscal 2013.
Gross profit for the Water Treatment segment was $29.6 million, or 28.6% of sales, for the year, as compared to $28.1 million, or 27.6% of sales, for the prior year. Growth at our newer branches, including the Oklahoma branch we acquired in connection with an acquisition, along with a favorable product mix shift to specialty chemical products from bulk commodities, more than offset the impact to gross profit of unfavorable weather conditions during the spring and summer months. The LIFO method of valuing inventory increased gross profit by $0.3 million in fiscal 2014 and had a nominal impact on gross profit in fiscal 2013.
Company-wide SG&A expenses were $33.5 million for the year compared to $31.6 million for the prior year. The increase in expenses was driven by incremental costs of $1.0 million related to our new headquarters facility, as well as additional sales and infrastructure support staffing costs in the Water Treatment segment, including our new Oklahoma branch.
Hawkins, Inc. distributes, blends and manufactures chemicals for its customers in a wide variety of industries. Headquartered in Roseville, Minnesota, and with 29 facilities in 14 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications.
Reconciliation of Non-GAAP Financial Measures
The Company reports its consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding the Company’s financial performance between periods, the Company has provided certain non-GAAP financial measures, including adjusted net income from continuing operations and adjusted diluted earnings per share. These non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses these non-GAAP financial measures internally to understand, manage and evaluate our business and to make operating decisions. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of the Company’s operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.

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HAWKINS, INC. REPORTS
FISCAL 2014 RESULTS
May 28, 2014
Page Three.

A reconciliation of each non-GAAP financial measure used in this release to its most directly comparable financial measure calculated in accordance with GAAP is presented below. For the three month periods ended March 30, 2014 and March 31, 2013, there were no adjustments to net income.

	Fiscal year ended March 30, 2014			Fiscal year ended March 31, 2013
(In thousands, except share and per share data)	Income from continuing operations before income taxes	Income from continuing operations, net of tax	Diluted earnings per share from continuing operations (1)	Income from continuing operations before income taxes	Income from continuing operations, net of tax	Diluted earnings per share from continuing operations (2)
As Reported	$28,061	$18,094	$1.71	$25,414	$17,108	$1.62
Add Impact of Litigation Settlement	—	—	—	3,200	1,990	0.19
Add Impact of Pension Withdrawal	—	—	—	7,210	4,485	0.43
As Adjusted	$28,061	$18,094	$1.71	$35,824	$23,583	$2.24
(1) 10,599,755 shares used in calculating earnings per share.
(2) 10,541,142 shares used in calculating earnings per share.
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HAWKINS, INC. REPORTS
FISCAL 2014 RESULTS
May 28, 2014
Page Four.

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Fiscal Year Ended
	March 30, 2014	March 31, 2013	March 30, 2014	March 31, 2013
	(unaudited)
Sales	$85,223	$87,601	$348,263	$350,387
Cost of sales	(70,974)	(73,294)	(286,663)	(286,241)
Pension withdrawal	—	—	—	(7,210)
Gross profit	14,249	14,307	61,600	56,936
Selling, general and administrative expenses	(8,080)	(8,307)	(33,510)	(31,606)
Operating income	6,169	6,000	28,090	25,330
Interest (expense) income, net	(11)	(15)	(29)	84
Income from continuing operations before income taxes	6,158	5,985	28,061	25,414
Income tax provision	(1,863)	(1,820)	(9,967)	(8,306)
Income from continuing operations	4,295	4,165	18,094	17,108
Income from discontinued operations, net of tax	—	—	—	18
Net income	$4,295	$4,165	$18,094	$17,126
Weighted average number of shares outstanding-basic	10,562,081	10,495,268	10,544,467	10,464,820
Weighted average number of shares outstanding-diluted	10,620,128	10,568,079	10,599,755	10,541,142
Basic earnings per share:
Earnings per share from continuing operations	$0.41	$0.40	$1.72	$1.64
Earnings per share from discontinued operations	—	—	—	—
Basic earnings per share	$0.41	$0.40	$1.72	$1.64
Diluted earnings per share:
Earnings per share from continuing operations	$0.40	$0.39	$1.71	$1.62
Earnings per share from discontinued operations	—	—	—	—
Diluted earnings per share	$0.40	$0.39	$1.71	$1.62

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